Exhibit 10.2

AMENDMENT NO. 1 TO
MOOG INC. STOCK EMPLOYEE COMPENSATION TRUST

Reference is made to the Moog Inc. Stock Employee Compensation Trust, as Restated August 13, 2014 (the “Trust”). This Amendment No. 1 to the Trust is entered into between Moog Inc. (the “Company”) and Robert T. Brady (the “Trustee”), as trustee for the Trust and is effective as of May 8, 2018.
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Trust.
WHEREAS, Section 8.1 of the Trust allows the Board to amend the Trust at any time in any manner that it deems desirable; provided that any amendment that may change the duties of the Trustee requires the consent of the Trustee.
WHEREAS, Section 5.2 of the Trust requires the Trustee to invest the Trust Fund exclusively in Company Stock or Affiliate Stock.
WHEREAS, the Board wishes to amend the Trust to authorize the Trustee to from time to time enter into a binding contract, instruction or written plan for purchasing Company Stock that is designed in accordance with Rule 10b5-1(c) of the Securities Exchange Act of 1934 and that complies with any volume or other limitations that may be established by the Committee prior to entry into such binding contract, instruction or written plan.
WHEREAS, Section 5.3(c) of the Trust authorizes the Trustee, upon direction from the Committee, to enter into loan agreements upon such terms (including reasonable interest and security for the loan and rights to renegotiate and prepay such loan) as may be determined by the Committee.
WHEREAS, the Board wishes to clarify that the authority set forth in Section 5.3(c) of the Trust includes the authority to enter into a line of credit for the purpose of acquiring Company Stock.
NOW, THEREFORE, in order to accomplish the objectives described above, the Board has caused the Company to enter into this Amendment No. 1 as set forth below.
1. The first paragraph of Section 5.2 of the Trust is amended by adding the following sentence at the end of the paragraph: “In furtherance of the foregoing, the Trustee shall have the authority to from time to time enter into a binding contract, instruction or written plan for purchasing Company Stock that is designed in accordance with Rule 10b5-1(c) of the Securities Exchange Act of 1934 and that complies with any volume or other limitations that may be established by the Committee prior to entry into such binding contract, instruction or written plan.”
2. Section 5.3(c) of the Trust is amended by adding the following sentence at the end of said section: “The ability of the Trustee to enter into loan agreements, contemplated by the first sentence of this Section 5.3(c), shall include the ability to enter into a line of credit for the purpose of acquiring Company Stock, subject to the Committee’s authority as set forth in the first sentence of Section 5.3(c).

Exhibit 10.2

The Company, by its authorized officer, and the Trustee have caused this Amendment No. 1 (as approved by the Board of Directors on May 8, 2018)) to be signed as of the 18 day of May 2018.
MOOG INC.
S/ Donald R. Fishback
Name: Donald R. Fishback
Title: CFO

TRUSTEE
S/ R. T. Brady____________________
Robert T. Brady